Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2021, with respect to the financial statements and supplemental information included in the Annual Report of Emerson Electric Co. Employee Savings Investment Plan on Form 11-K for the year ended September 30, 2020. We consent to the incorporation by reference of said report in the Registration Statement of Emerson Electric Co. in Forms S-8 (File No. 333-154361).

/s/ GRANT THORNTON LLP

Chicago, Illinois
February 19, 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Management Review Committee
Emerson Electric Co.
Employee Savings Investment Plan:

We consent to the incorporation by reference in the registration statements (No. 333-154361) on Form S-8 of Emerson Electric Co. of our report dated February 17, 2020, except as to the Plan’s Interest in Master Trust Balances as of September 30, 2019 presented in Note 8, which is as of February 19, 2021, with respect to the statement of net assets available for benefits of the Emerson Electric Co. Employee Savings Investment Plan as of September 30, 2019, the related statement of changes in net assets available for benefits for the year then ended, and the related notes (collectively, the financial statements), which report appears in the September 30, 2020 annual report for Form 11-K of the Emerson Electric Co. Employee Savings Investment Plan.

/s/ KPMG LLP
Chicago, IL
February 19, 2021